Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of Agiliti, Inc. (herein referred to as the “Company”, “we”, “our”, “us” and similar terms unless the context indicates otherwise) and Northfield Medical, Inc. (“Northfield”), after giving effect to the acquisition of Northfield (the “Acquisition”), pursuant to which, the Company entered into a Stock Purchase Agreement on October 28, 2020 and which was closed on March 19, 2021. The Acquisition was accounted for as a business combination in accordance with the guidance contained in the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined financial information gives effect to the acquisition of Northfield based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 is presented as if the Acquisition had occurred on December 31, 2020. The unaudited condensed combined statements of operations for the year ended December 31, 2020 are presented as if the Acquisition had occurred on January 1, 2020.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of the U.S. Securities and Exchange Commission’s Regulation S-X. The unaudited pro forma adjustments reflecting the transaction have been prepared in accordance with the guidance for business combinations presented in ASC 805, and reflect the allocation of our preliminary purchase price to the assets acquired and liabilities assumed in the Acquisition based on their estimated fair values. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are: (i) directly attributable to the Acquisition; (ii) factually supportable.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition had been affected on the dates previously set forth, nor is it indicative of the future operating results or financial position in combination. Our preliminary purchase price allocation was made using our best estimates of fair value, which are dependent upon certain valuation and other analyses that are not yet final. As a result, the unaudited pro forma purchase price adjustments related to the Acquisition are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed during the applicable measurement period under ASC 805 (up to one year from the Acquisition date). There can be no assurances that any final valuations will not result in material adjustments to our preliminary estimated purchase price allocation. Further, the unaudited pro forma condensed combined financial information does not give effect to the potential impact of anticipated synergies, operating efficiencies, cost savings or transaction and integration costs that may result from the Acquisition.

The unaudited pro forma condensed combined financial information should be read in conjunction with our historical audited consolidated financial statements and the accompanying notes as of and for the year ended December 31, 2020 included in the Company’s final prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (“the Securities Act”), on April 26, 2021 (“the Prospectus”), as well as the historical audited financial statements of Northfield as of and for the year ended December 31, 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2020

(in thousands)

	Historical Information
	Agiliti, Inc.	Northfield Medical, Inc.	Combined	Pro Forma Adjustments	Pro Forma Combined	Notes
Assets
Current assets:
Cash and cash equivalents	$206,505	$8,470	$214,975	$(214,975)	$—	6(i), (j), (k), (l)
Accounts receivable, less allowance for doubtful accounts	154,625	16,026	170,651	—	170,651
Inventories	27,062	5,406	32,468	—	32,468
Other current assets	14,175	437	14,612	—	14,612

	402,367	30,339	432,706	(214,975)	217,731
Property and equipment:
Medical equipment	285,723	13,463	299,186	(8,518)	290,668	6(f)
Property and office equipment	112,646	16,238	128,884	(9,933)	118,951	6(f)
Accumulated depreciation	(183,953)	(20,128)	(204,081)	20,128	(183,953)	6(f)

Total property and equipment, net	214,416	9,573	223,989	1,677	225,666
Other long-term assets:
Goodwill	817,113	65,121	882,234	236,135	1,118,369	6(c)
Operating lease right-of-use assets	51,214	—	51,214	4,815	56,029	6(g)
Other intangibles, net	402,095	18,007	420,102	165,693	585,795	6(c), (f)
Other	16,151	—	16,151	—	16,151

Total assets	$1,903,356	$123,040	$2,026,396	$193,345	$2,219,741

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$16,044	$3,941	$19,985	$(1,100)	$18,885	6(a), (i)
Current portion of operating lease liability	14,155	—	14,155	1,314	15,469	6(g)
Current portion of obligation under tax receivable agreement	15,572	—	15,572	—	15,572
Accounts payable	37,215	4,737	41,952	—	41,952
Accrued compensation	38,671	4,462	43,133	—	43,133
Accrued interest	6,347	—	6,347	—	6,347
Related party note	—	21	21	(21)	—	6(b)
Other accrued expenses	31,527	8,166	39,693	22,634	62,327	6(e)

Total current liabilities	159,531	21,327	180,858	22,827	203,685
Long-term debt, less current portion	1,145,055	53,480	1,198,535	196,429	1,394,964	6(a), (i), (j), (l)
Obligation under tax receivable agreement, pension and other long-term liabilities	53,794	—	53,794	—	53,794
Operating lease liability, less current portion	40,283	—	40,283	3,711	43,994	6(g)
Deferred income taxes, net	62,748	—	62,748	27,331	90,079	6(h), (m)
Shareholders’ Equity
Common Stock	10	—	10	—	10
Additional paid-in capital	513,902	80,945	594,847	(69,645)	525,202	6(d), (k)
Accumulated deficit	(68,492)	(32,712)	(101,204)	12,692	(88,512)	6(e), (i), (k), (m)
Accumulated other comprehensive loss	(3,619)	—	(3,619)	—	(3,619)

Total Shareholders’ Equity	441,801	48,233	490,034	(56,953)	433,081
Noncontrolling interest	144	—	144	—	144

Total equity	441,945	48,233	490,178	(56,953)	433,225

Total liabilities and equity	$1,903,356	$123,040	$2,026,396	$193,345	$2,219,741

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share and per share data)

	Historical Information
	Agiliti, Inc.	Northfield Medical, Inc.	Combined	Pro Forma Adjustments		Pro Forma Combined	Notes
Revenue	$773,312	$111,145	$884,457	$		$884,457
Cost of revenue	486,965	67,407	554,372		469	554,841	7(b)

Gross margin	286,347	43,738	330,085		(469)	329,616
Selling, general and administrative	250,289	43,736	294,025		12,051	306,077	7(b),(c),(e)

Operating income (loss)	36,058	2	36,060		(12,520)	23,540
Interest expense	61,530	4,567	66,097		3,011	69,108	7(a),(d)

Loss before income taxes and noncontrolling interest	(25,472)	(4,565)	(30,037)		(15,532)	(45,569)
Income tax (benefit) expense	(3,234)	79	(3,155)		(4,023)	(7,178)	7(f)

Consolidated net loss	(22,238)	(4,644)	(26,882)		(11,509)	(38,391)
Net income (loss) attributable to noncontrolling interest	240	—	240			240

Net loss	$(22,478)	$(4,644)	$(27,122)		$(11,509)	$(38,631)

Basic and diluted net loss per Common Stock	$(0.23)					$(0.39)

Weighted average number of shares of Common stock used in computing basic and diluted net loss per Common Stock	98,976,226				752,328	99,728,554	7(g)

1. Description of the Transactions

On October 28, 2020, we entered into a Stock Purchase Agreement to purchase all of the outstanding capital stock of Northfield for $475.0 million, subject to adjustments. We completed the transaction on March 19, 2021.

We entered into a financing commitment letter (the “Commitment Letter”) with various lenders to finance the acquisition. The Commitment Letter provides for an additional $200.0 million under our First Lien Term Loan with all the same terms as our existing balances outstanding, except this additional loan is subject to an interest rate floor of 0.75%.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet on December 31, 2020 combines our historical condensed consolidated balance sheet with the historical condensed balance sheet of Northfield as if the Acquisition had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine our historical condensed consolidated statements of operations with the condensed consolidated statements of operations of Northfield as if the Acquisition had occurred on January 1, 2020. The historical financial information is adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are: (i) directly attributable to the Acquisition; (ii) factually supportable.

3. Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited financial statements as of and for the fiscal year ended December 31, 2020. Management has substantially completed the review of Northfield’s accounting policies and based on its analysis to date has determined, other than as described in Notes 6 and 7 below, that no significant adjustments are necessary to conform Northfield’s financial statements to the accounting policies used by the Company in the preparation of the unaudited pro forma condensed combined financial information.

4. Preliminary Consideration Transferred

Pursuant to the terms of the Agreement, which was completed on March 19, 2021 (the “Acquisition Date”), the preliminary estimated fair value of consideration transferred on the Acquisition Date is comprised of $461.0 million of cash paid at closing, $11.3 million in issuance of 752,328 shares of common stock and a $2.7 million of net working capital adjustment.

5. Preliminary Purchase Price Allocation

Under the acquisition method of accounting outlined in ASC 805, the identifiable assets acquired, and liabilities assumed in the Acquisition are recorded at their Acquisition-date fair values and are included in the Company’s consolidated financial position. Our unaudited pro forma adjustments are preliminary in nature and based on the estimates of fair value for all assets acquired and liabilities assumed to illustrate the estimated effect of the Acquisition on our condensed consolidated balance sheet on December 31, 2020. Accordingly, the unaudited pro forma purchase price allocation is subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that any final valuations will not result in material adjustments to our preliminary estimated purchase price allocation.

The following table summarizes the preliminary purchase price allocation for the assets acquired and liabilities assumed in connection with the Acquisition (in thousands):

Amount
Cash	$8,470
Accounts receivable	16,026
Inventories	5,406
Other current assets	437
Property and equipment	11,250
Goodwill	301,256
Operating lease right-of-use assets	4,815
Other intangibles	183,700
Accounts payable	(4,737)
Accrued compensation	(4,462)
Other accrued expenses	(8,164)
Finance lease liability	(2,379)
Operating lease liability	(5,025)
Deferred income taxes	(34,328)

Total purchase price	$472,265

Our unaudited pro forma purchase price allocation includes customer relationships with an estimated fair value of approximately $183.7 million. Customer relationships were valued using the multi-period excess earning method. Under this approach, the applicable cost structure was deducted from the existing customer revenue estimates to arrive at operating income. Certain adjustments were made to operating income to derive after-tax cash flows. These adjustments included applicable income tax expense, adjustment to economic depreciation and an appropriate charge for the use of contributory assets. After-tax cash flows were estimated over an explicit projection period and discounted to present value at an appropriate discount rate. The estimated useful life of fifteen years represents the approximate point in the projection period in which a majority of the asset’s cash flow are expected to be realized based on assumed attrition rates.

6. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Adjustment to reflect the redemption of Northfield’s term notes of $55.8 million and the write-off of the related unamortized debt issuance cost of $0.8 million.

(b)	Adjustment to reflect the payment of Northfield’s related party note.

(c)	Adjustment to reflect the write-off of Northfield’s goodwill and intangible assets before Acquisition and the addition of new goodwill after the Northfield Acquisition.

(d)	Adjustment to reflect the elimination of Northfield’s additional paid in capital.

(e)

Adjustments to reflect the elimination of Northfield’s accumulated deficit before Acquisition and accrual of estimated transaction costs related to the Acquisition incurred by the Company and Northfield after December 31, 2020. This acquisition costs increases the accrued liabilities by $22.6 million with a corresponding increase in accumulated deficit.

(f)	Adjustments to reflect the fair value of assets acquired:

The following table summarizes the estimated fair value of Northfield long-term assets acquired as discussed in Note 5 above (in thousands):

Property and Equipment	$11,250
Customer Relationships	183,700

(g)

As a private company, Northfield accounted for its operating leases under ASC 840, Leases. To conform with the Company’s accounting policies, the accompanying unaudited pro forma condensed combined balance sheet reflects a pro forma adjustment for the acquisition accounting impact resulting from the adoption of ASC 842, Leases, with respect to operating leases of Northfield that were in effect as of December 31, 2020. Accordingly, the following summarized the operating lease right-of-use assets and operating lease liability (in thousands):

Right-of-Use Assets	$5,025
Unfavorable lease liabilities	(210)

Right-of-Use Assets, net	$4,815

Operating Lease Liability:
Current	$1,314
Long-term	3,711

$5,025

(h)	Represents the preliminary estimate of deferred income taxes resulting from the fair value adjustments of assets acquired and liabilities assumed.

(i)

Adjustments to reflect increase in cash of $193.9 million from the net proceeds of additional $200.0 million First Lien Term Loan, after deducting $1.9 million debt discount and $4.2 million debt issuance cost. The debt issuance cost was expensed which resulted in an increase in the accumulated deficit.

(j)	Adjustment to reflect additional $10.0 million in borrowings under the existing Revolving Loan facility to finance the Acquisition.

(k)	Adjustment to reflect consideration transferred (see Note 4) and additional expense paid at closing of $0.2 million which increased the accumulated deficit.

(l)	Reclassification of negative cash balance to Revolving Loan.

(m)	Tax impact from adjustments to accumulated deficit was calculated using the estimated statutory rate.

7. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)

Adjustment to reflect the reversal of Northfield term loan interest expense of $4.0 million and amortization of debt issuance cost of $0.5 million assuming the term loan was redeemed on January 1, 2020.

(b)

Adjustment to reflect increase in depreciation expense in cost of revenue of $0.5 million and decrease in depreciation expense in selling, general and administrative expense of $0.9 million based on the fair value of property and equipment acquired.

(c)

Adjustment to reflect net increase in amortization expense of $17.9 million for reversal of amortization expense related to intangible assets prior to Acquisitions and amortization expense of customer relationships after the Acquisition.

(d)	Adjustment to reflect interest expense of $7.5 million due to the additional $200.0 million First Lien Term Loan and $10.0 million Revolving Loan.

(e)	Adjustment to remove the historical acquisition cost incurred by the Company and Northfield of $2.2 million and $2.8 million, respectively.

(f)	Tax impact from adjustments to pro forma condensed combined statement of operations was calculated using the estimated statutory rate.

(g)	Adjustment for shares of common stock issued as consideration.